Exhibit 99.1

MINDESTA INC.

Suite 201, 209 Picton Ave.

Ottawa, Ontario, Canada K1Z 8P8

January 6, 2012

Dear Mindesta Shareholder:

On December 12, 2011, the Board of Directors of Mindesta Inc. (“Mindesta”) approved a pro rata dividend-in-kind (the “Distribution”) to our shareholders of a majority of our shares in Northern Graphite Corporation (“Northern”). Northern is a mineral exploration and development company which holds a 100% interest in the Bissett Creek graphite project (the “Bissett Creek Project”). The Bissett Creek Project presently consists of Ontario mining lease number 106693, covering 564.6 hectares, which together with various unpatented mining claims, covers approximately 2,989 hectares, all contiguous to one another and located in the United Townships of Head, Clara and Maria, in the County of Renfrew, Province of Ontario. The principal business being carried on by Northern is the exploration and potential development of the Bissett Creek Project. Northern anticipates that it will be in a position to begin construction of a mine in 2012, subject to positive results from the final feasibility study and the availability of financing.

We believe that the Distribution will enhance access to financing by allowing the financial community to focus separately on each company while allowing Mindesta’s shareholders to participate directly in the success of Northern. The Distribution will permit us and Northern to better pursue our respective businesses and strategic plans, focus more effectively on our respective shareholder bases, and better target our capital allocation. We therefore believe the Distribution will benefit the shareholders of both companies.

As a result of the Distribution, our shareholders will receive one share of Northern common stock for each share of Mindesta common stock they held as of 5:30 p.m. Eastern Time on January 5, 2011, the record date for the dividend (the “Record Date”). The Distribution of shares of Northern common stock will take place on January 25, 2012.

In accordance with applicable law, Mindesta has notified the U.S. Financial Industry Regulatory Authority (“FINRA”) of the Distribution in order for FINRA to establish the ex-dividend date for the Distribution (the “Ex-Dividend Date”) and notify market participants thereof. FINRA has not yet acted in that regard. We expect that January 26, 2011 will be the Ex-Dividend Date. Note that if you owned shares of Mindesta common stock on the Record Date, but sell them before the Ex-Dividend Date, you will also be selling your entitlement to receive shares of Northern common stock in the Distribution. If you own shares of Mindesta common stock and sell them on or after the Ex-Dividend Date, you would still hold the shares of Northern common stock you received in the Distribution because the right to receive Northern shares will no longer be attached to the Mindesta shares for trading purposes. You are encouraged to consult with your financial advisor regarding the specific implications of selling your Mindesta common stock on or prior to the Distribution Date or the Ex-Dividend Date. Mindesta will issue a press release when it is notified of FINRA’s action regarding the Ex-Dividend Date.

As of the Record Date, we owned 9,750,000 shares, or approximately 26.1%, of Northern’s currently issued and outstanding shares. Northern currently has 37,415,167 common shares outstanding as well as 3,200,000 options to purchase common shares exercisable at prices in the range of $0.50 CDN to $0.94 CDN. In addition, Northern has outstanding 3,017,500 warrants exercisable at $0.35 CDN which expire October 7, 2012, 1,714,285 warrants exercisable at $0.25 CDN which expire October 7, 2012 and 505,544 broker warrants exercisable at $0.50 CDN which expire April 18, 2012. On a fully diluted basis, Mindesta owns 21.26% of Northern. Mindesta currently has 9,413,134 outstanding common shares, as well as 112,500 options to purchase common shares. Holders of such unexercised, outstanding options are not eligible to receive the Distribution. Since the announcement of the Distribution, 450,000 options to purchase common shares were exercised (and are therefore included in the number of outstanding common shares of Mindesta indicated above) prior to the Record Date and will, therefore, participate in the Distribution. The Distribution will not affect the number of outstanding shares of Mindesta or Northern.

Following the Distribution, Northern common stock will continue to trade on the TSX Venture Exchange under the symbol “NGC”. Northern common stock does not trade on any U.S. Exchange, although its shares are eligible for trading on the OTCQX, and we do not anticipate that they will trade on a U.S. Exchange following completion of the Distribution. You are entitled to receive your shares of Northern common stock without taking any action although you will be required to complete and return to us the accompanying Letter of Instruction in order to receive a share certificate reflecting your ownership of Northern shares. You do not need to pay any consideration for the shares of Northern common stock you will receive in the Distribution, and you do not need to surrender or exchange any of your shares of Mindesta common stock in order to participate in the Distribution.

The attached Information Statement provides you with important information concerning the Distribution of the shares of Northern common stock, including (i) the U.S. Federal income tax treatment of the Northern shares you will receive, (ii) a brief description of the background and business of Northern, and (iii) how you can obtain additional information about these matters. We encourage you to read the attached Information Statement carefully for further information regarding the Distribution.

We appreciate your continued interest and support as a Mindesta shareholder and remain committed to working on your behalf to build long-term value. This Information Statement is being mailed or furnished to stockholders on or about January 6, 2012.

Sincerely,

Gregory B. Bowes

Chief Executive Officer and

Chief Financial Officer

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Information Statement

Distribution by Mindesta Inc. of Common Stock of

Northern Graphite to Mindesta Inc. Shareholders

General Information

We are sending you this Information Statement because we are issuing a pro rata dividend-in-kind of the majority of our common stock in Northern Graphite Corporation (“Northern”) to our shareholders. Currently, we own 9,750,000 shares of common stock of Northern. We will distribute one share of Northern common stock for each share of common stock of Mindesta Inc. (“Mindesta”) as a dividend (the “Distribution”). As a result of the Distribution, holders of Mindesta common stock will receive one of a share of Northern common stock for each outstanding share of Mindesta common stock they owned at 5:30 p.m. Eastern Time on January 5, 2012, the record date for the Distribution (the “Record Date”). The Distribution will be made on January 25, 2012 (the “Distribution Date”). Following the Distribution, Mindesta will own 336,866 shares, or approximately 0.9%, of Northern’s common stock outstanding.

We believe that the Distribution generally will be taxable to our shareholders for U.S. Federal income tax purposes. See “U.S. Federal Income Tax Consequences” beginning on page 7. You are urged to consult your own tax advisor to determine the particular tax consequences of the Distribution to you, including the applicability and effect of any U.S. Federal, state and local and foreign tax laws.

No vote or other action of Mindesta shareholders is required or will be taken in connection with the Distribution. Therefore, you are not required to take any action to have the shares of Northern common stock in the Distribution registered to you, although you will be required to complete and return to us the accompanying Letter of Instruction in order to have delivered to you a share certificate reflecting your ownership of Northern’s shares as a result of the Distribution. We are sending you this Information Statement, which contains information about the terms of the Distribution and Northern, for your information only. Shareholders who would like more information are encouraged to call our transfer agent, Heritage Transfer Agency, at 416-364-9509.

The securities of Northern described in this Information Statement have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws and may not be offered or sold within the United States unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available. This Information Statement is for information purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The date of this Information Statement is January 6, 2012.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information currently known to us with respect to the beneficial ownership of our common stock for the following persons:

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Each stockholder known by us to own beneficially more than 5% of our common stock (based on stock ownership reports provided to us as of September 28, 2011, the latest date for which such reports are available);

•	Each of our directors and named executive officers; and

•	All directors and executive officers as a group.

This table lists applicable percentage ownership based on 9,413,134 shares of common stock currently outstanding. We have determined beneficial ownership in the table in accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options held by that person that are currently exercisable, or will become exercisable within 60 days of the date hereof, to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder.

	September 30,		September 30,
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Class

Directors and Named Executive Officers:
Campbell Birge Shawnigan Lake, British Columbia, Canada	402,250	[1]	4.27%
Director

Gregory Bowes Carleton Place, Ontario, Canada	575,000	[2]	6.11%
Chief Executive Officer,
Chief Financial Officer and Director

Douglas Perkins Pointe Claire, Quebec, Canada	112,500	[3]	1.18%
Director

Al Zapanta North Irving, Texas	1,000		*
Director

Directors and executive officers as a group	1,090,750		11.45%

Grand Palm Ltd.	494,053	[4]	5.25%

*	Denotes less than 1%

[1]	Includes the exercise of 112,500 options to purchase common shares subsequent to the announcement of the Distribution and prior to the Record Date.
[2]	Includes the exercise of 225,000 options to purchase common shares subsequent to the announcement of the Distribution and prior to the Record Date.
[3]	Consists of 112,500 unexercised (but fully vested and exercisable) options to purchase common shares. These options are held by 7264496 Canada Inc. which is controlled by Douglas Perkins.
[4]	Number of common shares owned on September 28, 2011.

QUESTIONS AND ANSWERS REGARDING THE DIVIDEND OF NORTHERN STOCK

1. I own Mindesta shares. What will I receive as a result of the Distribution? You will be entitled to receive in the Distibution one share of Northern common stock for each share of Mindesta common stock you own as of the Record Date for the Distribution.

2. What do I need to do to receive my Northern shares? You do not need to take any action to have the Northern common shares registered to you. You will need to complete and return to us the Letter of Instruction that accompanies this Information Statement in order to receive a share certificate representing the Northern shares you own, but Northern’s stock records will reflect the issuance of shares to the record holders of Mindesta shares whether or not the share certificates are able to be delivered.

3. When is the Record Date for the Distribution, and when will the Distribution occur? The Record Date is 5:30 p.m. Eastern Time January 5, 2012. We will distribute the shares of Northern common stock on January 25, 2012, which we refer to as the Distribution Date.

4. What will I receive in the Distribution? You will receive one share of Northern common stock for each share of Mindesta common stock you owned at 5:30 p.m. Eastern Time on the Record Date. For example, if you owned 1,000 shares of Mindesta common stock on the Record Date, you would receive 1,000 shares of Northern common stock in the Distribution.

5. If I sell my shares of Mindesta common stock before the Distribution Date, will I still be entitled to receive Northern shares in the Distribution? In accordance with applicable law, Mindesta has notified FINRA of the Distribution in order for FINRA to establish the Ex-Dividend Date and notify market participants thereof. FINRA has not yet acted in that regard. We expect that January 26, 2011 will be the Ex-Dividend Date. Note that if you owned shares of Mindesta common stock on the Record Date, but sell them before the Ex-Dividend Date, you will also be selling your entitlement to receive shares of Northern common stock in the Distribution. If you own shares of Mindesta common stock and sell them on or after the Ex-Dividend Date, you would still hold the shares of Northern common stock you received in the Distribution because the right to receive Northern shares will no longer be attached to the Mindesta shares for trading purposes. You are encouraged to consult with your financial advisor regarding the specific implications of selling your Mindesta common stock on or prior to the Distribution Date or the Ex-Dividend Date. Mindesta will issue a press release when it is notified of FINRA’s action regarding the Ex-Dividend Date.

6. How will the Distribution affect the number of shares of Mindesta I currently hold? The Distribution will not affect the number of Mindesta shares that you or any other of our shareholders hold. On the Distribution Date, our shareholders will receive one share of Northern common stock for each share of Mindesta common stock that they owned as of 5:30 p.m. Eastern Time on the Record Date.

7. What are the tax consequences of the Distribution to Mindesta shareholders? We believe that the Distribution generally will be taxable to our shareholders for U.S. Federal income tax purposes. See “U.S. Federal Income Tax Consequences” below. You should consult your own tax advisor to determine the particular consequences of the Distribution to you, including the applicability and effect of any U.S. Federal, state and local and foreign tax laws. We will provide our shareholders with information regarding the tax character of the Distribution and their tax basis in Northern shares as required by law.

9. When will I receive the Northern shares I am entitled to receive in the Distribution? Will I receive a stock certificate for those Northern shares? Registered owners of Mindesta shares at the Record Date (5:30 p.m. Eastern Time on January 5, 2012) will receive their shares of Northern common stock on the Distribution Date (January 25, 2012). Shareholders will be required to complete and return a Letter of Instruction, which will confirm delivery instructions and provide information for the preparation of tax forms, in order to effect delivery of the share certificate(s) representing their Northern shares. Once the transfer agent receives a properly completed Letter of Instruction from you, it will arrange for the delivery of your share certificate.

10. What if I hold my shares through a broker, bank or other nominee? Shareholders who hold their Mindesta shares on the Record Date through a broker, bank or other nominee will have their account credited with Northern common stock. For additional information, those shareholders should contact their broker, bank or other nominee directly. Questions regarding the Distribution also can be directed to our transfer agent at 416-364-9509.

11. What if I have stock certificates reflecting my shares of Mindesta common stock? Should I send them to Mindesta or its transfer agent? No. You should retain your Mindesta stock certificates and should not send them to us or our transfer agent.

INFORMATION ABOUT THE DISTRIBUTION

The Distribution

On December 12, 2011 after consultation with financial and other advisors, our Board of Directors approved the Distribution of the majority of our shares of Northern common stock to our shareholders. As of such date, we held 9,750,000 shares of Northern common stock. To effect the Distribution, our Board of Directors declared a pro rata dividend-in-kind on Mindesta common stock consisting of the majority of the shares of Northern common stock that we currently own, payable on the Distribution Date. The shares being distributed to shareholders in the Distribution represent approximately 25.2% of Northern’s total outstanding shares as of the Record Date. After the Distribution, we will own 336,866 shares of Northern common stock, approximately 0.9% of Northern’s shares currently outstanding.

On the Distribution Date, holders of Mindesta common stock will be entitled to receive one share of Northern common stock for each outstanding share of Mindesta common stock they owned at 5:30 p.m. Eastern Time on the Record Date.

You will not be required to pay any cash or other consideration for the shares of Northern common stock that you will receive in the Distribution, and you do not need to surrender or exchange your shares of Mindesta common stock to participate in the Distribution. The Distribution will not affect the number of shares of Mindesta common stock that you hold.

The Number of Northern Shares You Will Receive

For each share of Mindesta common stock of which you are the record owner at 5:30 p.m. Eastern Time on January 5, 2012, the Record Date, you will be entitled to receive one share of Northern common stock.

As of the Record Date, the Northern common stock owned by us represented approximately 26.1% of Northern’s currently issued and outstanding shares. Northern currently has 37,415,167 common shares outstanding as well as 3,200,000 options to purchase common shares exercisable at prices in the range of $0.50 CDN to $0.94 CDN. In addition, Northern has outstanding 3,017,500 warrants exercisable at $0.35 CDN which expire October 7, 2012, 1,714,285 warrants exercisable at $0.25 CDN which expire October 7, 2012, and 505,544 broker warrants exercisable at $0.50 CDN which expire April 18, 2012. On a fully diluted basis, Mindesta owns 21.26% of Northern. The shares of Northern common stock to be issued as a result of the Distribution will be fully paid and non-assessable and will not have, or be subject to, preemptive rights.

Trading Prior to or on the Distribution Date

In accordance with applicable law, Mindesta has notified FINRA of the Distribution in order for FINRA to establish the Ex-Dividend Date and notify market participants thereof. FINRA has not yet acted in that regard. We expect that January 26, 2011 will be the Ex-Dividend Date. Note that if you owned shares of Mindesta common stock on the Record Date, but sell them before the Ex-Dividend Date, you will also be selling your entitlement to receive shares of Northern common stock in the Distribution. If you own shares of Mindesta common stock and sell them on or after the Ex-Dividend Date, you would still hold the shares of Northern common stock you received in the Distribution because the right to receive Northern shares will no longer be attached to the Mindesta shares for trading purposes. You are encouraged to consult with your financial advisor regarding the specific implications of selling your Mindesta common stock on or prior to the Distribution Date or the Ex-Dividend Date. Mindesta will issue a press release when it is notified of FINRA’s action regarding the Ex-Dividend Date.

Transferability of Northern Shares You Receive

The shares of Northern common stock to be issued to our shareholders will be freely transferable, except for shares received by persons who may be deemed to be “affiliates” of Northern under the Securities Act of 1933, as amended (the “Securities Act”). Persons who may be deemed to be affiliates after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, Northern, and include its directors, certain of its officers and significant shareholders. Northern affiliates will be permitted to sell their shares of Northern common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

When and How You Will Receive the Northern Shares

We will pay the Northern common stock on the Distribution Date by distributing the shares of Northern common stock to our transfer agent for distribution to our shareholders in the Distribution. The transfer agent will cause the shares of Northern common stock that you are entitled to receive to be registered in your name or in the “street name” of your broker, bank or other nominee on the stock transfer records of Northern.

Registered Holders. If you are a holder of record, in order for you to receive a share certificate representing your Northern shares, you will need to complete the accompanying Letter of Instruction and return it to the transfer agent in accordance with instructions provided. Upon receipt of a properly completed Letter of Instruction, the transfer agent will coordinate the delivery of the share certificate to you.

“Street Name” Holders. Many of our shareholders have Mindesta common stock held in an account with a broker, bank or other nominee. If this applies to you, your brokerage firm, bank or other nominee is the registered owner of the Mindesta shares it holds on your behalf. If you are a shareholder who holds his or her Mindesta common stock in an account with a brokerage firm, bank or other nominee, the Northern common stock being issued to you will be registered in the “street name” of your broker, bank or other nominee, who in turn should electronically credit your account with the shares of Northern common stock that you are entitled to receive pursuant to the Distribution. We anticipate that this crediting process will take three to eight business days after the Distribution Date. We encourage you to contact your broker, bank or other nominee if you have any questions regarding the mechanics of having your shares of Northern common stock credited to your account.

Fractional Shares. We will not distribute any fractional shares of Northern common stock to our shareholders.

Employee Stock Options

There are currently 112,500 outstanding, unexercised options to purchase Mindesta common shares. Holders of such options will not be eligible to receive the Distribution. Since the announcement of the Distribution, 450,000 options to purchase common shares were exercised prior to the Record Date and those holders will, therefore, participate in the Distribution.

Interests of Certain Persons

Gregory Bowes is Chief Executive Officer of both Mindesta and Northern. Mr. Bowes declared his conflict of interest in connection with the Mindesta Board resolution authorizing the Distribution. The Distribution was unanimously approved by the independent directors of Mindesta. Mr. Bowes owns directly and indirectly, 575,000 common shares of Mindesta. He also owns 655,714 common shares, 485,714 warrants and 1,250,000 stock options of Northern.

U.S. Federal Income Tax Consequences

The discussion set forth below is a summary of the material tax consequences with respect to the Distribution. The discussion does not purport to be a complete analysis of all of the potential tax effects of the Distribution. The discussion is limited to U.S. Federal income tax matters and is based upon the Code, the Federal Income Tax Regulations promulgated thereunder (“Treasury regulations”), Internal Revenue Service (“IRS”) rulings, and judicial decisions now in effect, all of which are subject to change at any time, possibly with retroactive effect, by legislative, judicial or administrative action.

The discussion generally applies to shareholders that hold their Mindesta common stock as a capital asset. This discussion does not address the tax consequences of receipt of the Distribution to taxpayers that are subject to special rules such as life insurance companies, tax-exempt organizations, regulated investment companies, S corporations, financial institutions, a dealer in securities, a trader in securities that elects to use a mark-to-market method of accounting for securities holdings, or a person who owns Mindesta common stock as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle. Additionally, this discussion does not address the tax consequences of the Distribution to holders of stock options, restricted stock or restricted units, performance shares or performance units of Mindesta.

If a partnership (including an entity treated as a partnership for U.S. Federal income tax purposes) holds common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner in a partnership holding common stock should consult its own tax advisor regarding the U.S. Federal income tax consequences of the Distribution.

The following summary of tax consequences of receiving the Distribution and the ownership of Northern common stock may vary depending on a Mindesta shareholder’s particular situation. Our shareholders are urged to consult with their own independent tax advisors regarding the tax consequences to them of receipt of Northern common stock in the Distribution, including but not limited to, the application to them of Federal estate and gift, state, local, foreign and other tax laws.

Receipt of Distribution Shares by Our U.S. Shareholders. A “U.S. shareholder” is, in general, a shareholder that is (a) an individual who is a citizen or resident of the U.S.; (b) a corporation or other entity taxed as a corporation, created or organized in or under the laws of the U.S., any State thereof or the District of Columbia; (c) an estate, the income of which is subject to U.S. Federal income taxation regardless of the source of such income; or (d) a trust, if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

If you are not a U.S. shareholder, this section does not apply to you. Please see below under the heading “Special Rules Applicable to Non-U.S. Shareholders.”

The Distribution will be a taxable event to our U.S. shareholders. This Distribution will not qualify as a tax-free spin-off under Section 355 of the Code. The amount received in the Distribution by each Mindesta shareholder for Federal income tax purposes will be the sum of the fair market value of Northern common stock received by such shareholder as of the Distribution Date. The amount received in the Distribution by each Mindesta shareholder will be taxed as follows:

•	The Distribution will be a taxable dividend to the extent of the shareholder’s pro rata portion of our current earnings and profits and then our accumulated earnings and profits.

•

Any portion not taxed as a dividend will be treated as a nontaxable return of capital to the extent of the shareholder’s basis in the Mindesta common stock (with a corresponding reduction in the basis of the Mindesta common stock).

•

After a shareholder’s basis in the Mindesta common stock is exhausted, the excess will be treated as gain from the sale or exchange of the Mindesta common stock. This gain generally will be capital gain, and the capital gain will be long-term capital gain if the shareholder has held its Mindesta common stock for more than one year.

A corporate distribution that is a taxable dividend is usually taxed at ordinary income rates. However, “qualified dividends” are taxed at a maximum rate of 15% for individuals, estates and trusts. The portion of this Distribution treated as a taxable dividend is expected to be a qualified dividend unless (a) the dividend is paid on any share of stock held for less than 61 days during the 121-day period that began 60 days before the Ex-dividend Date for this Distribution, or (b) the shareholder is obligated (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. A shareholder’s holding period for these purposes generally will be reduced by periods during which: (i) the holder has an option to sell, is under a contractual obligation to sell, or has made (but not closed) a short sale of substantially identical stock or securities; (ii) the holder is the grantor of an option to purchase substantially identical stock or securities; or (iii) the holder’s risk of loss with respect to the shares is considered diminished by reason of the holding of one or more positions in substantially similar or related property.

For Federal income tax purposes, each Mindesta shareholder will acquire an initial tax basis in such shareholder’s Northern common stock equal to the fair market value of the stock that is received by such shareholder as of the Distribution Date. Each Mindesta shareholder’s holding period for Northern common stock received in the Distribution will begin on the day after the Distribution Date. In addition, certain special rules, which permit a deduction for dividends received by a corporation, generally will apply in the case of corporations that receive shares of Northern common stock in the Distribution, as described below under the heading, “Special Rules Applicable to Corporate Shareholders — Deduction for Dividends Received.”

We have not determined at this point what portion, if any, of the Distribution will be treated as a taxable dividend. This will be determined by us after the Distribution and will be reported to our shareholders as described below under the caption, “Tax Reporting. Based on consultation with our accountants, we believe it unlikely that the Distribution will constitute a taxable dividend to Mindesta shareholders, although no assurance can be provided in this regard.

U.S. shareholders who hold shares in non-U.S. corporations such as Northern are subject to special rules (principally with respect to the ownership of shares in “passive foreign investment companies” (“PFICs”) and “controlled foreign corporations” (“CFCs”)). Accordingly, following the Distribution, our shareholders are encouraged to consult with their own independent tax advisers regarding the impact of these special rules to their ownership of Northern common stock in light of their specific tax situations.

Special Rules Applicable to Corporate Shareholders — Deduction for Dividends Received. A corporate holder of Mindesta common stock generally will be entitled, in computing its taxable income for the tax year in which the Distribution occurs, to a deduction in an amount generally equal to 70% of the amount received by it in the Distribution that constitutes a taxable dividend. This deduction does not apply to any portion received in the Distribution that constitutes a return of capital or taxable gain, and it is subject to several limitations as described in the following paragraphs. The dividends received deduction will be available only for dividends received on shares of Mindesta common stock that the corporate holder has held for at least 46 days during the 91-day period beginning on the date which is 45 days before the Ex-dividend Date with respect to this Distribution. A shareholder’s holding period for these purposes generally will be reduced by periods during which: (i) the holder has an option to sell, is under a contractual obligation to sell, or has made (but not closed) a short sale of substantially identical stock or securities; (ii) the holder is the grantor of an option to purchase substantially identical stock or securities; or (iii) the holder’s risk of loss with respect to the shares is considered diminished by reason of the holding of one or more positions in substantially similar or related property.

In addition to the foregoing, no dividends received deduction will be allowed to a corporate holder of Mindesta common stock for a dividend received by such holder to the extent that the holder is obligated (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. The dividends received deduction allowed to a corporate holder of Mindesta common stock for all dividends received by such holder during the tax year in which the Distribution occurs will be limited to a specified proportion of the holder’s adjusted taxable income for such year. Also, the dividends received deduction allowed to a corporate holder may be reduced or eliminated in accordance with the rules set forth in Section 246A of the Code if the holder has indebtedness that is directly attributable to its investment in portfolio stock, such as Mindesta common stock.

Special rules may apply to a corporate holder of Mindesta common stock if a portion of the amount received in the Distribution by such holder that is a taxable dividend is considered to be an “extraordinary dividend” within the meaning of Section 1059 of the Code. If all or a portion of the amount received in the Distribution by a corporate holder constitutes an extraordinary dividend with respect to such holder’s Mindesta common stock, and if the holder has not held such stock for more than two years before Mindesta declared, announced or agreed to the amount or payment of such dividend, whichever is earliest, then the holder’s basis in the Mindesta common stock will be reduced (but not below zero) by any non-taxed portion of the dividend, which generally is the amount of the dividends received deduction. If the non-taxed portion of the dividend exceeds the shareholder’s basis in the Mindesta common stock, the excess is treated as gain from the sale of the stock for the year in which the dividend takes place. For purposes of determining if Mindesta common stock has been held for more than two years, rules similar to those that are applicable to determining how long such stock has been held for purposes of the dividends received deduction will apply.

The amount received in the Distribution by a corporate holder of Mindesta common stock generally will constitute an “extraordinary dividend” if the amount received by such holder: (i) equals or exceeds 10% of the holder’s adjusted basis in the Mindesta common stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend; or (ii) exceeds 20% of the holder’s adjusted basis in Mindesta common stock (determined without regard to any reduction for the non-taxed portion of other extraordinary dividends), treating all dividends having ex-dividend dates within a 365-day period as one dividend. A holder may elect to use the fair market value of the Mindesta common stock, rather than its adjusted basis, for purposes of applying the 10% and 20% limitations, if the holder is able to establish such fair market value to the satisfaction of the IRS.

In addition, a corporate holder of Mindesta common stock may be required to include in its alternative minimum taxable income a portion of the amount of any dividends received deduction allowed in computing regular taxable income.

Special Rules Applicable to Non-U.S. Shareholders. This section summarizes certain U.S. Federal income tax consequences to a non-U.S. shareholder. A “non-U.S. shareholder” is:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to U.S. Federal income tax on a net income basis on income or gain from common stock.

The Distribution to a non-U.S. shareholder will be treated for U.S. tax purposes as a distribution which, as described above under the heading “Receipt of Distribution Shares by Our U.S. Shareholders,” may constitute taxable dividends, return of capital or capital gains. The tax consequences to a non-U.S. shareholder with respect to the taxation of dividends and any capital gains are as follows:

Taxation of Dividends to Non-U.S. Shareholders. Except as described below, taxable dividends paid to a non-U.S. shareholder are subject to withholding of U.S. Federal income tax at a 30% rate or at a lower rate if such non-U.S. shareholder is eligible for the benefits of an income tax treaty that provides for a lower rate. Even if the non-U.S. shareholder is eligible for a lower treaty rate, the transfer agent or broker will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments, unless the non-U.S. shareholder has furnished to the transfer agent or broker:

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a valid IRS Form W-8BEN or an acceptable substitute form certifying, under penalties of perjury, the shareholder’s status as (or, in the case of a U.S. alien holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non-U.S. person and entitlement to the lower treaty rate with respect to such payments, or

•

in the case of a Distribution made outside the U.S. to an offshore account (generally, an account maintained at an office or branch of a bank or other financial institution at any location outside the U.S.), other documentary evidence establishing entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

In the event such withholding is required with respect to a non-U.S. shareholder, the withholding agent will sell a portion of the Northern common stock that has been allocated to such non-U.S. shareholder to satisfy the withholding tax liability.

A non-U.S. shareholder who is eligible for a reduced rate of U.S. withholding tax under a tax treaty may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If taxable dividends received are “effectively connected” with a non-U.S. shareholder’s conduct of a trade or business within the U.S., and, if required by a tax treaty, the dividends are attributable to a permanent establishment maintained in the U.S., transfer agents and brokers generally are not required to withhold tax from the portion of the Distribution treated as taxable dividends, provided that the non-U.S. shareholder has furnished to the transfer agent or broker a valid IRS Form W-8ECI or an acceptable substitute form representing, under penalties of perjury, that:

•	the shareholder is a non-U.S. person, and

•	the Distribution is effectively connected with the conduct of a trade or business within the U.S. and is includible in the non-U.S. shareholder’s gross income.

“Effectively connected” dividends are taxed at rates applicable to U.S. citizens and resident aliens (for non-U.S. individuals), and domestic U.S. corporations (for foreign corporations).

For a corporate non-U.S. shareholder, “effectively connected” dividends received may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if such foreign corporation is eligible for the benefits of an income tax treaty that provides for a lower rate).

Taxation of Capital Gains to Non-U.S. Shareholders. Any portion of the Distribution treated as a return of capital will not be taxable to a non-U.S. shareholder. A non-U.S. shareholder generally will not be subject to U.S. Federal income tax on the portion of the Distribution treated as capital gain unless:

•

the gain is “effectively connected” with the non-U.S. shareholder’s conduct of a trade or business in the U.S., and the gain is attributable to a permanent establishment maintained in the U.S., if that is required by an applicable income tax treaty as a condition for being subject to U.S. taxation on a net income basis,

•	an individual, who holds Mindesta common stock as a capital asset, is present in the U.S. for 183 or more days in the taxable year of the Distribution and certain other conditions exist, or

•

Northern is or has been a U.S. real property holding corporation for Federal income tax purposes and a non-U.S. shareholder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the Northern common stock and is not eligible for any treaty exemption.

For a corporate non-U.S. shareholder, “effectively connected” gains recognized may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if eligible for the benefits of an income tax treaty that provides for a lower rate).

The withholding tax liability, if any, will be satisfied in the same manner as described above under “Taxation of Dividends to Non-U.S. Shareholders.”

Tax Consequences of the Distribution to Mindesta. If the fair market value of the Northern common stock distributed in the Distribution exceeds our tax basis in such stock at the Distribution Date, the Distribution will be treated as a taxable sale by us. We will generally recognize income or gain on the Distribution in an amount equal to the excess of the fair market value of the Northern common stock on the Distribution Date over our tax basis in such common stock; provided, however, that, to the extent applicable, all or part of such gain may be recharacterized as a dividend received by us under Section 1248 of the Code. If, however, our tax basis in the Northern common stock exceeds the fair market value of such property on the Distribution Date, then no income, gain, deduction or loss will be recognized by us on the Distribution. Any such gain or income recognized may be offset, to the extent available, by capital loss carry forwards and net operating loss carry forwards, as applicable.

The amount received in the Distribution attributable to the Northern common stock (i.e., the fair market value of the stock that is distributed) will be determined by us after the Distribution, based on a number of factors that will include, without limitation, the trading price of Northern common stock at or near the Distribution Date and the amount of stock owned by us. Accordingly, the actual tax impact of the Distribution on us cannot be determined until after the Distribution.

Tax Reporting. The fair market value of the Northern common stock received by each Mindesta shareholder will be determined by us after the Distribution, based on a number of factors that will include, without limitation, the trading price of Northern common stock at or near the Distribution Date. After this determination is made (and within the time limit required by the Code), we will report to such shareholder and to the IRS the amount of the Distribution (consisting of the fair market value of the Northern common stock and any cash in lieu of fractional shares), together with the portion of the Distribution treated as a taxable dividend. There is no assurance that the IRS or the courts will agree that the amount received in the Distribution by a Mindesta shareholder is the amount determined by us, and it is possible that the IRS and the courts will ultimately determine that Mindesta shareholders, or some of them, received a larger Distribution amount for Federal income tax purposes than the amounts reported to them by us. If the IRS were to challenge the amount of the Distribution reportable by any Mindesta shareholder on such shareholder’s Federal income tax return, then such shareholder would have to bear the expenses and effort of defending against or otherwise resolving such challenge.

Backup Withholding. In general, a non-corporate U.S. shareholder is subject to backup withholding on the Distribution if such shareholder fails to provide an accurate taxpayer identification number, or is notified by the IRS that the shareholder has failed to report all interest and dividends required to be shown on the shareholder’s Federal income tax returns. In the event such backup withholding is required with respect to a non-corporate U.S. shareholder, the withholding agent will sell a portion of the Northern common stock that has been allocated to such shareholder to satisfy the backup withholding tax liability.

A non-U.S. shareholder is generally exempt from backup withholding with respect to the payment of the Distribution effected at a U.S. office of a broker as long as the income associated with such payments is otherwise exempt from U.S. Federal income tax, and:

•	the transfer agent or broker does not have actual knowledge or reason to know that a shareholder is a U.S. person and the non-U.S. shareholder has furnished to the transfer agent or broker:

•

a valid IRS Form W-8BEN or an acceptable substitute form certifying, under penalties of perjury, that the non-U.S. shareholder is (or, in the case of a non-U.S. shareholder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-U.S. person, or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

•	a non-U.S. shareholder otherwise establishes an exemption.

Payment of the Distribution effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, the Distribution effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the shares received in the Distribution are transferred to an account maintained in the U.S.,

•	the Distribution or the confirmation of the Distribution is mailed to a U.S. address, or

•	the Distribution has some other specified connection with the U.S. as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that the shareholder is a U.S. person and the documentation requirements described above are met or an exemption is otherwise established.

In addition, the Distribution will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person, 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that the shareholder is a U.S. person and the documentation requirements described above are met or an exemption is otherwise established.

Backup withholding will apply if the Distribution is subject to information reporting and the broker has actual knowledge that the shareholder is a U.S. person.

A non-U.S. shareholder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such shareholder’s income tax liability by filing a refund claim with the IRS.

INFORMATION ABOUT NORTHERN

Overview of Northern

Northern Graphite Corporation is an Ottawa-based Canadian exploration and development company that is listed on the TSX Venture Exchange (the “TSXV”) under the symbol “NGC” and also trades on the OTCQX under the symbol “NGPHF”.

Northern’s principal asset is the Bissett Creek graphite project located 100km east of North Bay, Ontario and close to major roads and infrastructure. Northern has completed an NI 43-101 Preliminary Economic Assessment Report on the project and has subsequently initiated a bankable final feasibility study and commenced the environmental and mine permitting process. Northern anticipates that it will be in a position to begin construction of the mine in 2012, subject to positive results from the final feasibility study and the availability of financing.

Graphite prices have almost tripled since 2005 due to the ongoing industrialization of China, India and other emerging economies and resultant strong demand from traditional steel and automotive markets. However, new applications such as lithium-ion batteries, fuel cells and nuclear power have the potential to create significant, incremental demand growth in the future. For example, it takes 20 to 30 times more graphite than lithium to make lithium-ion batteries. The use of lithium-ion batteries is growing rapidly in consumer electronics, they are now becoming popular in power tools and motor scooters, and growth will continue with the increased use of hybrid and all electric automobiles.

China produces 70% of the world’s graphite and is seeing production and export growth leveling off, costs increasing and quality declining. As a result, export taxes and a licensing system have been instituted and graphite and the rare earth elements now share the same “security of supply” issues. For these reasons, the European Union and the USA have both named graphite a supply critical mineral.

With limited worldwide exploration and few potential development projects on the horizon, Northern believes it is well positioned to benefit from the continued improvement in graphite demand and prices.

Background for the Distribution

Northern was originally a wholly owned subsidiary of Mindesta. In 2009 and 2010, a determination was made that additional funding was required for Northern’s Bissett Creek Project. Due to Mindesta’s financial condition at the time, and the difficulties in raising financing for OTCBB companies in Canada, the Mindesta Board determined that the best course of action was for Northern to undertake an equity financing directly for the project, rather than through Mindesta. Accordingly, Northern completed private placement financings in Canada in 2009 and 2010 and completed an initial public offering in Canada in 2011 (the “IPO”). As a result of these financings, Mindesta’s interest in Northern has been reduced to 26.1% of Northern’s shares currently outstanding.

The independent members of the Board have determined that it is now in the best interests of both companies to sever the relationship between the two companies (except for a minor equity stake that Mindesta will retain in Northern as indicated herein) by completing the Distribution. The Distribution should enhance both companies’ access to financing by allowing the financial community to focus separately on each company while allowing Mindesta’s shareholders to participate directly in the success of Northern. The Distribution will permit Mindesta and Northern to better pursue their respective businesses and strategic plans, focus more effectively on their respective shareholder bases, and better target their capital allocation. The Board of Mindesta believes the Distribution will benefit the shareholders of both companies

Prior Announcements

On May 19th, 2011, Mindesta announced that its Board of Directors continued to review alternatives to enable Mindesta shareholders to participate directly in the success of its subsidiary, Northern Graphite Corporation. It indicated that there were a number of complex legal and taxation issues which must be considered and that Mindesta wanted to be supportive of Northern’s efforts to finance development of the Bissett Creek graphite deposit as this would enhance the value of Mindesta’s investment.

On June 2nd, 2011, Mindesta announced that it was continuing to work on a plan to enable its shareholders to participate directly in the success of Northern Graphite Corporation by developing a mechanism whereby most of the 9,750,000 common shares of Northern owned by Mindesta would effectively be distributed to shareholders. Mindesta indicated that Northern completed its IPO in Canada on April 18, 2011 and commenced trading on the TSXV on April 20, 2011. Mindesta also indicated that in accordance with Canadian National Policy 46-201, the Northern shares were placed in escrow in connection with the IPO. Mindesta indicated that 10% of the Northern shares were released immediately on completion of the IPO and the balance of the shares were to be released in six tranches of 15% each over 36 months. Mindesta’s announcement indicated that the Northern shares can be released from escrow to permit Mindesta to distribute the shares to its shareholders, subject to the prior approval of the TSXV, which Mindesta was in the process of seeking. Mindesta indicated that any plan to effectively distribute the Northern shares raised a number of legal, regulatory and tax issues which must be considered and which Mindesta was in the process of investigating. In particular, Mindesta noted that any such plan was conditional upon complying with applicable United States securities laws, which Mindesta was currently reviewing with legal counsel. Mindesta also noted that its Board of Directors remained committed to enabling Mindesta shareholders to participate directly in the success of Northern while it was also mindful of supporting Northern’s efforts to finance development of the Bissett Creek graphite deposit as this will enhance the value of its Northern investment. Mindesta indicated that if it did not have a plan in place to distribute the shares by the time they are released from escrow, it intended to establish a trust-like arrangement whereby approximately 9,250,000 of the Northern shares would be held in trust on behalf of Mindesta shareholders until such time as a plan was implemented. Mindesta noted that if it sold any of these Northern shares, the proceeds would be paid out as a cash dividend to Mindesta shareholders under this mechanism.

On November 14th, 2011, Mindesta announced that it had applied to the TSXV for the early release of the Northern shares from escrow to facilitate this distribution but had not yet received approval. This announcement also indicated that Mindesta would set a record date for shareholders entitled to receive the distribution immediately after TSXV approval was received. Mindesta also indicated that subject to the satisfactory review of all legal and tax issues, it was contemplated that Mindesta shareholders would receive one share of Northern for every share of Mindesta held.

On December 13, 2011, Mindesta announced that the TSXV had approved the release from escrow of the common shares of Northern owned by Mindesta to facilitate the distribution of those shares to the Mindesta shareholders. Mindesta also announced that as a result of the approval, and in accordance with its previously announced intentions, its Board of Directors had declared a pro rata dividend-in-kind, payable January 25, 2012 to shareholders of record as at January 5, 2012.

Dilution of Mindesta’s Ownership Interest in Northern

Until 2010, Mindesta had a 100% ownership interest in Northern. During 2010, Northern completed a number of private placements, had notes payable converted to warrants and settled debt for common shares resulting in Northern issuing a total of 11,186,925 common shares, and 11,155,571 common share purchase warrants. In January of 2011, Mindesta sold 2,000,000 common shares of Northern. This series of transactions reduced its ownership interest in Northern to 42.5% of Northern’s then outstanding shares.

On April 18, 2011, Northern closed the IPO in Canada consisting of the sale of 8,000,000 common shares. As a result of Northern’s IPO, Mindesta’s ownership in Northern was reduced to 31.5% as at April 18, 2011. Subsequent to Northern’s IPO, the exercise of Northern’s warrants have further reduced Mindesta’s ownership to 26.1% on a primary basis. On a fully diluted basis, Mindesta owns 21.26% of Northern’s currently issued and outstanding shares.

Information about Northern Common Stock

Northern’s common stock is currently listed on the TSXV under the symbol “NGC.” As of January 3 2012 there were 37,415,167 shares of Northern common stock outstanding.

Holders of Northern common shares are entitled to receive notice of and to attend and vote at all meetings of the shareholders of Northern and each Northern common share confers the right to one vote in person or by proxy at all meetings of Northern shareholders. Holders of Northern common shares are entitled to receive such dividends in any financial year as the Board of Directors of Northern may by resolution determine. In the event of the liquidation, dissolution or winding-up of Northern, whether voluntary or involuntary, holders of Northern common shares are entitled to receive the remaining property and assets of Northern. Holders of Northern common shares have no pre-emptive rights, no conversion rights or rights of redemption provisions applicable to the common shares.

The following table sets forth the high and low reported sale prices and the daily average trading volume for the shares of Northern common stock on the TSXV for each of the periods indicated.

	September 30,	September 30,	September 30,
	High ($)	Low ($)	Daily Average Volume
October 1, 2011 to December 31, 2011	1.04	0.71	72,625
July 1, 2011 to September 30, 2011	1.40	0.92	76,987
April 20, 2011 to June 30, 2011	1.55	0.86	124,366

On January 3, 2012, the last sale price of Northern common stock as reported in the TSXV was $0.92 CDN. We urge you to obtain current quotes for Northern common stock. Northern has not since its incorporation paid cash dividends.

Northern’s Transfer Agent and Registrar

Equity Financial Trust Company is the transfer agent and registrar for Northern common stock. If you have questions or would like information regarding Northern stock, please contact Equity Financial Trust Company at 1-866-393-4891 toll-free in the U.S. and Canada, and outside the U.S. and Canada at 416-361-0930

Financial and Other Information

The following documents, filed by Northern with SEDAR, are provided herewith:

•	MD&A – English, filed with SEDAR on November 17, 2011.

•	Interim financial statements/report – English, filed with SEDAR on November 17, 2011.

•	Management information circular – English, filed with SEDAR on July 15, 2011.

•	Annual information form – English, filed with SEDAR on June 28, 2011.

•	MD&A – English, filed with SEDAR on April 29, 2011.

•	Audited annual financial statements – English, filed with SEDAR on April 29, 2011.

Any statement contained in an above-listed document shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in another, later-dated document modifies or supersedes such statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Mindesta is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and accordingly, we file registration statements, reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”), including financial statements. Mindesta has been subject to the Securities Exchange Act reporting requirements for at least 90 days and is current in its reporting. If you would like more information about Mindesta, we encourage you to read Mindesta’s reports filed with the SEC. Such reports are available over the Internet at the SEC’s website http://www.sec.gov.

You may also read and obtain copies (at prescribed rates) of Mindesta’s reports at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

Additional information about Northern, including its financial statements and management discussion and analysis for its most recently completed financial year ended December 31, 2010 may be found on SEDAR under Northern’s SEDAR profile at www.sedar.com. Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of Northern securities and securities authorized for issuance under equity compensation plans, if applicable, will be contained in Northern’s information circular for its most recent annual meeting of security holders that involved the election of directors. Northern also maintains a website that offers additional information. Visit Northern’s website at www.northerngraphite.com.